STATE OF DELAWARE
CERTIFICATE OF CORRECTION

CONO ITALIANO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:
1.	The name of the corporation is CONO lTALIANO, INC.
2.	That a Certificate of MERGER
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on 12/11/2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3.	The inaccuracy or defect of said Certificate is: (must be specific)
The necessary vote of shareholders of the disappearing entity was not obtained.
4.	Article _______________ of the Certificate is corrected to read as follows.
The Certificate of Merger is hereby rendered null and void.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 21 day of May, A.D. 2009.

By:	/s/ Mitchell Brown
Authorized Officer
Name:	Mitchell Brown
Print or Type
Title:	CEO

State of Delaware Secretary of State Division of Corporations Delivered 10:30 AM 05/22/2009 FILED 10:30 AM 05/22/2009 SRV 090526413 – 4384522 FILE